EXHIBIT 99.1

                           RECOVERY ENGINEERING, INC.
                         1993 DIRECTOR STOCK OPTION PLAN
                                   AS AMENDED

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                           RECOVERY ENGINEERING, INC.
                         1993 DIRECTOR STOCK OPTION PLAN

         The purpose of the Recovery Engineering, Inc. 1993 Director Stock Option Plan (the "Option Plan") is to attract and retain persons of outstanding competence to serve on the Board of Directors of Recovery Engineering, Inc. (the "Company").

         1. ADMINISTRATION. The Option Plan will be administered by the Board of Directors of the Company. Grants of stock options under the Option Plan ("Options") and the amount and nature of the Options so granted will be automatic, as described below.

         2. STOCK SUBJECT TO THE OPTION PLAN. An aggregate of 100,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company are reserved for issuance under the Option Plan. The number of shares authorized for issuance under the Option Plan may be increased from time to time by approval of the Board of Directors and, if required pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 or the applicable rules of any securities exchange or the NASD, the shareholders of the Company. In the event of any reorganization, merger, recapitalization, stock dividend, stock split, or similar change in the corporate structure or shares of the Company, appropriate adjustments will be made to the number and kind of shares reserved for issuance under the Option Plan and pursuant to outstanding Options and to the exercise price of outstanding Options.

         3. AUTOMATIC OPTION GRANTS. Under the Option Plan, each non-employee director will automatically be granted Options to purchase shares of Common Stock as follows:

                  a. INITIAL OPTION GRANTS. Under the Option Plan, each current and future non-employee director will be granted an initial Option (the "Initial Grant") as follows:

                           i. CURRENT NON-EMPLOYEE DIRECTORS. Each person
                  serving as a non-employee director on the effective date of the Option Plan will automatically be granted an Option on the effective date to purchase the number of shares set forth below:

                                     Name               Number of shares
                            ----------------------      ----------------

                            Eugene E. Erickson            1,000 shares
                            John E. Gherty                2,000 shares
                            William F. Wanner, Jr.        1,000 shares
                            Ronald W. Weber               1,000 shares
                            Richard J. Zeckhauser             0 shares

                           ii. FUTURE NON-EMPLOYEE DIRECTORS. Each person who is
                  first elected or appointed to serve as a non-employee director after the effective date of the Option Plan will automatically be granted an Option on the date of his or her initial election


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                  or appointment to the Company's Board of Directors to purchase
                  1,000 shares of Common Stock.

                  b. ADDITIONAL OPTION GRANTS. Under the Option Plan, each non-employee director will automatically be granted additional Options to purchase shares of Common Stock as follows:

                           i. On the date of the first annual meeting of
                  shareholders occurring after the Initial Grant to a non-employee director under the Option Plan, such non-employee director, if reelected at such meeting, will automatically be granted an additional Option to purchase 1,000 shares of Common Stock.

                           ii. Thereafter, on the date of each subsequent annual
                  meeting of shareholders at which the non-employee director is reelected to the Board of Directors, the non-employee director shall automatically be granted an additional Option to purchase 1,000 shares of Common Stock.

         4. VESTING, EXERCISABILITY AND EXPIRATION. All Options granted under the Option Plan shall be fully vested when granted, but may not be exercised until six months following the date of grant. All Options granted under the Option Plan shall expire five years after the date of grant.

         5. TRANSFERABILITY. No Option granted under the Option Plan is assignable or transferable during the lifetime of the director, either voluntarily or involuntarily. Options shall be exercisable during a director's lifetime only by such director. In the event of the death of a non-employee director, Options granted under the Option Plan may be transferred by will or the laws of descent and distribution and may only be exercised by the executors or administrators of such director's estate or by the person or persons to whom such director's rights under the Option shall pass by the director's will or the laws of descent and distribution.

         6. EXERCISE PRICE. The exercise price of Options granted under the Option Plan shall be 85% of the fair market value of one share of Common Stock on the date of grant; provided, however, that the exercise price of 1,000 of the shares included in the initial option grant to Mr. Gherty shall be $2.50 per share. For purposes of the Option Plan, "fair market value" is the average of the high and low sales price of the Common Stock, as reported by the NASDAQ National Market System on the date of grant. Payment for the exercise of Options may be made in cash, by personal check payable to the Company, by delivery of shares of Common Stock having an aggregate fair market value on the date of exercise which is not less than the option price, or by a combination thereof.

         7. PLAN AMENDMENT AND TERMINATION. The Board of Directors may suspend or terminate the Option Plan or any portion thereof at any time, and may amend the Option Plan from time to time in any respect, provided that no such amendment will be effective without approval of the shareholders, if shareholder approval is required pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 or the applicable rules of any securities exchange or the NASD. To the extent prohibited under Rule 16b-3 under the Securities Exchange Act of 1934, the Option Plan may not be amended more than once every six months. No termination, suspension or amendment of the


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Option Plan will alter an outstanding Option without the consent of the holder of such Option. Unless earlier terminated by action of the Board, the Option Plan will terminate on September 7, 2003, and no Option shall be granted after any such termination. Options outstanding upon termination of the Option Plan may continue to be exercised in accordance with their terms.

         8. COMPLIANCE WITH SEC REGULATIONS. It is the Company's intent that the Option Plan comply in all respects with Rule 16b-3 of the Act and any regulations promulgated thereunder. If any provision of this plan is later found not to be in compliance with the Rule, the provision shall be deemed null and void. All grants and exercises of Options under the Option Plan shall be executed in accordance with the requirements of Section 16 of the Act, as amended, and any regulations promulgated thereunder.

         9. SHAREHOLDER APPROVAL. The Option Plan shall be subject to approval by the shareholders holding at least a majority of the voting stock of the Company represented in person or by proxy at a duly held shareholders' meeting, and any Option granted under the Option Plan prior to the date of such approval shall be contingent upon such approval.

         10. EFFECTIVE DATE. This Option Plan shall be effective as of September 7, 1993, subject to shareholder approval of the Option Plan as described above on or before September 7, 1994.

         11. MISCELLANEOUS. Except as otherwise provided herein, no non-employee director shall have any claim or right to be granted an Option under the Option Plan. Neither the Option Plan nor any action hereunder shall be construed as giving any director any right to be retained in the service of the Company.


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                             FIRST AMENDMENT TO THE
                           RECOVERY ENGINEERING, INC.
                         1993 DIRECTOR STOCK OPTION PLAN

                                 April 24, 1997

RECITALS:

A. The Recovery Engineering, Inc. 1993 Director Stock Option Plan (the "Plan") was adopted by the Board of Directors of Recovery Engineering, Inc. (the "Company") on September 7, 1993, and was approved by the shareholders of the Company on April 12, 1994. The Plan is now in full force and effect.

B. This First Amendment is adopted in order to increase the number of shares subject to each option hereafter granted under the Plan.

AMENDMENT:

THEREFORE, the Plan is hereby amended as follows:

1. Amendment No. 1: Section 3.a.ii of the Plan is hereby amended to read as follows:

                           "ii. FUTURE NON-EMPLOYEE DIRECTORS. Each person who
                  is first elected or appointed to serve as a non-employee director on or after the effective date of the First Amendment to the Option Plan will automatically be granted an Option on the date of his or her initial election or appointment to the Company's Board of Directors to purchase 4,000 shares of Common Stock."

2. Amendment No. 2: Section 3.b of the Plan is hereby amended to read as follows:

                  "b. ADDITIONAL OPTION GRANTS. Under the Option Plan, each non-employee director will automatically be granted additional Options to purchase shares of Common Stock as follows:

                           "i. On the date of the first annual meeting of
                  shareholders occurring (A) after the Initial Grant to a non-employee director under the Option Plan and (B) on or after the effective date of the First Amendment to the Option Plan, such non-employee director, if reelected at such meeting, will automatically be granted an additional Option to purchase 4,000 shares of Common Stock.

                           "ii. Thereafter, on the date of each subsequent
                  annual meeting of shareholders at which the non-employee director is reelected to the Board of Directors, the non-employee director will automatically be granted an additional Option to purchase 4,000 shares of Common Stock."


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3.       Effective Date. This First Amendment shall be effective as of April 24,
         1997, and with respect to Options granted under the Plan on or after such effective date. If shareholder approval of this First Amendment is required pursuant to Rule 16b-3 under the Securities Act of 1934 or the applicable rules of any securities exchange or the NASD, then this First Amendment and any Option granted under the Plan on or after the date of this First Amendment (but only to the extent of the additional shares which are subject to such Option as a result of this First Amendment) shall be subject to and contingent upon such shareholder approval.


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                             SECOND AMENDMENT TO THE
                           RECOVERY ENGINEERING, INC.
                         1993 DIRECTOR STOCK OPTION PLAN

                                January 28, 1999

RECITALS:

A. The Recovery Engineering, Inc. 1993 Director Stock Option Plan (the "Option Plan") was adopted by the Board of Directors of Recovery Engineering, Inc. (the "Company") on September 7, 1993, and was approved by the shareholders of the Company on April 12, 1994. The First Amendment to the Option Plan, increasing the number of shares of Common Stock subject to each option thereafter granted under the Option Plan, was adopted by the Board of Directors on April 24,1997, and was approved by the shareholders of the Company on April 23, 1998. The Option Plan, as amended, is now in full force and effect,

B. This Second Amendment is adopted in order to increase the number of shares of Common Stock available for issuance under the Option Plan.

AMENDMENT:

THEREFORE, the Option Plan is hereby amended as follows.

1. The first sentence of paragraph 2 of the Option Plan is hereby amended to read as follows:

                  "2. STOCK SUBJECT TO THE OPTION PLAN. An aggregate of 130,000 shares of Common Stock, par value $.01 per share, ("Common Stock") of the Company are reserved for issuance under the Option Plan."

2. The foregoing amendment shall be effective as of January 28, 1999, and shall be subject to approval by the shareholders of the Company at its next Annual or Special Meeting of shareholders.